Exhibit 99.1

              SBT Bancorp, Inc. Reports Third Quarter 2006 Results

     SIMSBURY, Conn.--(BUSINESS WIRE)--Oct. 24, 2006--SBT Bancorp, Inc. (OTCBB:
SBTB), the holding company for The Simsbury Bank & Trust Company, today announced net income of $116,000 in the third quarter compared to $448,000 a year ago. Net income per diluted share was $0.14 compared to $0.53 a year ago. Total assets on September 30, 2006 were $215 million.

     The third quarter was the Bank's first full quarter operating with five full-service branches. Net income for the quarter was impacted by an increase in expenses due to the addition of two new full-service branches and the effects of a challenging interest rate environment on the Bank's net interest income growth.

     On September 30, 2006 loans outstanding were $156 million, an increase of $6 million, or 4%, over a year ago, and total deposits were $194 million, an increase of $8 million, or 4%, over a year ago.

     Total interest and dividend income for the third quarter increased by $348,000 compared to the same period in 2005 due to loan portfolio growth. Interest expense increased by $408,000 due to growth in deposits and a shift in consumer demand toward higher yielding certificates of deposit. The Bank's total revenue, consisting of net interest and dividend income plus total non-interest income, was $2,123,000 in the third quarter compared to $2,195,000 a year ago.

     Total non-interest expenses for the third quarter increased by $458,000 compared to a year earlier, primarily due to new premises, equipment, and staffing associated with the new Bloomfield and Canton branch offices.

     For the first nine months of 2006, SBT Bancorp, Inc. earned $598,000, or $0.70 per diluted share, compared to $1,299,000, or $1.52 per diluted share, a year earlier.

     "Although the Bank continues to add customers and report loan and deposit growth, the current challenging interest rate environment has resulted in much slower revenue growth at the same time that our expenses have risen significantly due to our two new branches," said Simsbury Bank President Martin
J. Geitz. "We are challenged to continue to build our market share while effectively managing expenses during a period of interest rate margin compression. Since the Bank opened in 1995, we have put customers first in the belief that if we consistently provided great service, our business would grow. We were gratified to recently learn that the FDIC's Summary of Deposits survey found that our Simsbury branch is the Town's largest in terms of deposits. The fact that in just 11 years, a customer service focused community bank could surpass in deposit size branches of the nation's largest domestic bank and the two largest banks headquartered in the State confirms our overarching strategy of customer service excellence."

     The Simsbury Bank & Trust Company is a locally-controlled, customer-friendly commercial bank for businesses and consumers with approximately $215 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Bloomfield, Canton and Granby, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The Company's stock is traded over-the-counter under the ticker symbol of its bank holding company, SBT Bancorp, Inc., OTCBB: SBTB. Visit the Bank's website at www.simsburybank.com.

     Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.


                          SBT BANCORP, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS

         (Dollars in thousands, except for per share amounts)


                                     9/30/06    12/31/05    9/30/05
                                    ----------- ---------- -----------
                                    (Unaudited)            (Unaudited)
ASSETS
------------------------------------
Cash and due from banks               $ 10,121  $   9,349    $ 10,063
Interest bearing deposits with
 Federal Home Loan Bank                     12          8       2,009
Federal funds sold                         300      6,767       4,727
Money market mutual funds                   23         59         674
                                    ----------- ---------- -----------
    Cash and cash equivalents           10,456     16,183      17,473
Investments in available-for-sale
 securities (at fair value)             42,382     40,231      40,194
Federal Home Loan Bank stock, at
 cost                                      668        966         966

Loans                                  155,990    147,526     150,073
    Less allowance for loan losses       1,698      1,720       1,721
                                    ----------- ---------- -----------
         Loans, net                    154,292    145,806     148,352
Loans held for sale                          0          0         250
Premises and equipment                   1,588      1,006         597
Accrued interest receivable                894        794         797
Bank owned life insurance                2,792      2,681       2,645
Other assets                             1,784      1,878       1,876
                                    ----------- ---------- -----------

  TOTAL ASSETS                        $214,856  $ 209,545    $213,150
                                    =========== ========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------
Deposits:
    Demand deposits                   $ 33,010  $  36,075    $ 31,046
    Savings and NOW deposits            82,095     92,478      99,443
    Time deposits                       78,594     62,563      55,027
                                    ----------- ---------- -----------
     Total deposits                    193,699    191,116     185,516

Federal Home Loan Bank Advance           3,000          0       8,000
Securities sold under agreements to
 repurchase                              1,399      2,313       3,685
Other liabilities                          887        740         779
                                    ----------- ---------- -----------
    Total liabilities                  198,985    194,169     197,980
                                    ----------- ---------- -----------

Stockholders' equity:
  Common stock, no par value;
   authorized 2,000,000 shares;
   issued and outstanding 841,554
   shares on 9/30/06; 838,528 on
   12/31/05; 837,128 shares on
   9/30/05                               8,597      8,457       8,430
  Retained earnings                      7,718      7,474       7,099
  Accumulated other comprehensive
   loss                                   (444)      (555)       (359)
                                    ----------- ---------- -----------
    Total stockholders' equity          15,871     15,376      15,170
                                    ----------- ---------- -----------

  TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY               $214,856  $ 209,545    $213,150
                                    =========== ========== ===========


                          SBT BANCORP, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)

         (Dollars in thousands, except for per share amounts)


                                 For the quarter   For the nine months
                                       ended              ended
                                ------------------ -------------------
                                 9/30/06  9/30/05   9/30/06   9/30/05
                                --------- -------- --------- ---------
Interest and dividend income
 Interest and fees on loans     $  2,328   $2,065  $  6,722  $  5,938
 Investment securities               483      397     1,386     1,128
 Federal funds sold and
  overnight deposits                  38       39       141       115
                                --------- -------- --------- ---------
   Total interest and dividend
    income                         2,849    2,501     8,249     7,181
                                --------- -------- --------- ---------

Interest expense
 Deposits                            923      524     2,484     1,431
 Repurchase Agreements                11        8        25        20
 FHLB advances                        42       36        65        38
                                --------- -------- --------- ---------
   Total interest expense            976      568     2,574     1,489
                                --------- -------- --------- ---------

   Net interest and dividend
    income                         1,873    1,933     5,675     5,692

Provision for loan losses              -       15         -        30
                                --------- -------- --------- ---------

 Net interest and dividend
  income after provision for
  loan losses                      1,873    1,918     5,675     5,662
                                --------- -------- --------- ---------

Noninterest income
 Service charges on deposit
  accounts                            87       86       242       239
 Other service charges and fees      121      110       358       307
 Increase in cash surrender
  value of life insurance
  policies                            38       47       111       107
 Gains on loans sold                   1       12         4        35
 Other income                          3        7        18        34
                                --------- -------- --------- ---------
   Total noninterest income          250      262       733       722
                                --------- -------- --------- ---------

Noninterest expense
 Salaries and employee benefits    1,009      769     2,842     2,216
 Directors' fees                      29       21       102       104
 Premises and equipment              360      236       966       693
 Advertising and promotions           90       81       279       248
 Forms and supplies                   47       37       155       112
 Professional fees                   106      100       287       272
 Correspondent charges                52       51       151       145
 Postage                              24       28        75        78
 Other expenses                      253      189       692       554
                                --------- -------- --------- ---------
   Total non-interest expense      1,970    1,512     5,549     4,422
                                --------- -------- --------- ---------

   Income before income taxes        153      668       859     1,962

 Income tax provision                 37      220       261       663
                                --------- -------- --------- ---------

   Net income                   $    116     $448  $    598  $  1,299
                                ========= ======== ========= =========
 Comprehensive income           $    381     $327  $    709  $  1,139
                                ========= ======== ========= =========

 Net income per share, basic    $   0.14    $0.54  $   0.71  $   1.56
                                ========= ======== ========= =========
 Average shares outstanding,
  basic                          841,554  836,543   840,987   834,285
                                ========= ======== ========= =========
 Net income per share, assuming
  dilution                      $   0.14    $0.53  $   0.70  $   1.52
                                ========= ======== ========= =========
 Average shares outstanding,
  assuming dilution              854,980  853,486   855,459   853,217
                                ========= ======== ========= =========


     CONTACT: The Simsbury Bank & Trust Company
              Anthony F. Bisceglio, 860-408-5493
              EVP & CFO
              860-408-4679 (fax)
              abisceglio@simsburybank.com